Exhibit 10.3

EXECUTION COPY

EYEGATE PHARMACEUTICALS, INC.

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT, entered into as of January 29, 2021 (this “Agreement”), is made by and between EyeGate Pharmaceuticals, Inc., a Delaware corporation (the “Employer”), and Stephen From the “Employee”).

WHEREAS, the Employer and the Employee entered into an Employment Agreement, dated as of June 24, 2005 (the “Original Agreement”);

WHEREAS, the Employer and the Employee amended and restated the Original Agreement by entering into an Amended and Restated Employment Agreement, dated as of April 28, 2006, as amended (the “A&R Agreement”);

WHEREAS, the Employer and the Employee amended and restated the A&R Agreement by entering into a Second Amended and Restated Employment Agreement, dated as of February 25, 2016, as amended (the “2nd A&R Agreement”);

WHEREAS, the Employer and the Employee amended and restated the 2nd A&R Agreement by entering into a Third Amended and Restated Employment Agreement, dated as of November 29, 2017 (as amended, the “3rd A&R Agreement”);

WHEREAS, the Employer and the Employee have discussed a transition of the Employee from the Employer’s President and Chief Executive Officer to the Employer’s Executive Chairman (the “Transition”);

WHEREAS, under Section 10 of the 3rd A&R Agreement the Employee is entitled to certain rights, compensation and benefits upon a Severance by the Employee for “Good Reason” as defined in the 3rd A&R Agreement;

WHEREAS, the Transition would entitle the Employee to resign with Good Reason and be entitled to the benefits described in Section 10 of the 3rd A&R Agreement;

WHEREAS, the Employee has agreed to accept the Transition, remain employed by the Employer under the terms described herein, and defer his entitlement to the benefits described in Section 10 of the 3rd A&R Agreement until his employment ends; and,

WHEREAS, the Employer and Employee wish to document the Employee’s new title, duties and responsibilities and, subject to the terms hereof, to preserve his entitlement to the benefits described in Section 10 of the 3rd A&R Agreement until his employment ends;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto hereby agree as follows:

1.            Freedom to Contract. The Employee represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict herewith, and that he will not disclose to the Employer, or use for the Employer’s benefit, any trade secrets or confidential information which is the property of any other party.

2.            Employment. The Employer hereby employs the Employee, and the Employee hereby accepts his continued employment by the Employer, subject to and upon the terms and conditions set forth herein.

3.            Effective Date and Term. The effective time of this Agreement shall be as of February 1, 2021 (the “Effective Date”) and such employment shall continue thereafter in full force and effect until January 31, 2022, or terminated in accordance with the provisions of this Agreement. The obligations and agreements of the Employee pursuant to Sections 8.5, 9.2, 9.3, 10, 11 and 12 hereof shall survive the termination for any reason of this Agreement. The 3rd A&R Agreement shall remain in full force and effect until the Effective Date, unless earlier terminated in accordance with its respective terms and conditions.

4.            Title and Duties; Extent of Services.

4.1            The Employee shall promote the business and affairs of the Employer as Executive Chairman. As Executive Chairman of the Employer, the Employee shall have such duties and responsibilities as may be assigned to him by the Employer’s Board of Directors (the “Board of Directors”) from time to time and such other duties and responsibilities as are normal and customary for Executive Chairman, including, but not limited to, the responsibilities set forth on Exhibit A hereto. The Employee shall report and be responsible to the Board of Directors. The Employee shall devote his best efforts and at least sixty percent (60%) of his time, attention and energies (constituting at least 24 hours per week) to the business and affairs of the Employer.

4.2            Subject to Section 4.3 of this Agreement, during his employment, the Employee may participate in any other business or render services to any other business, as a principal, consultant, employee, or in any other capacity and serve on the board of directors, board of advisors, or other similar governing or advisory boards of other companies, institutions, or organizations, provided that the Employee continues to comply with Section 4.1 hereof .

4.3            In connection with any services provided by the Employee to any other business or any service by the Employee on any board pursuant to Section 4.2: (i) the Employee may not use proprietary, confidential and/or trade secret information, property, assets or employees of the Employer in engaging in such activities; (ii) such activities may not pose a conflict of interest or interfere with the Employee’s duties to the Employer; and (iii) any such activities may not directly or indirectly be for or for the benefit of a business engaged in any commercial activity that is competitive with the Employer (meaning any business involved with the development, marketing or commercialization of any product using DHODH inhibitors and field of cross-linked hyaluronic acids or any other products developed, licensed or acquired by Employer during Employee’s employment). Additionally, prior to providing any services to another company, institution or organization that would otherwise be permitted pursuant to Section 4.2, the Employee must provide written notice to the Employer’s Board of Directors notifying them of such arrangements.

5.            Election to Board. As long as the Employee remains the Executive Chairman of the Employer, the Employer shall use its best efforts to cause the Employee to continue to be elected to the Board of Directors. For the avoidance of doubt, the Employee shall not be entitled to any compensation in addition to the compensation to which he is entitled pursuant to this Agreement in connection with his service on the Board of Directors while the Employee is serving as the Executive Chairman of the Employer.

6.            Compliance with Policies. Employee acknowledges and agrees that compliance with Employer’s policies, practices, and procedures is a term and condition of his employment under this Agreement.

7.            Location of Employment. Employee shall work out of offices of the Employer or any subsidiary of the Employer that are located in the vicinity of Boston, Massachusetts or shall work at any other location mutually agreed upon by the Employer and the Employee.

8.            Compensation and Benefits.

8.1            Salary. The Employer shall pay the Employee a salary at the rate of Twenty Thousand Dollars ($20,000.00) per month for the first six (6) months following the Effective Date, Seventeen Thousand Five Hundred Fifty Dollars ($17,550.00) per month for the sixth (6th) through twelfth (12th) months following the Effective Date, and Twenty Thousand Dollars ($20,000.00) per month thereafter, payable bi-weekly in arrears or otherwise in accordance with the Employer’s normal and customary payroll practices applicable to all of its employees. The amount of salary payable by Employer pursuant to this Section 8.1 shall be subject to such deductions or amounts to be withheld as shall be required under applicable law or as lawfully requested by the Employee.

8.2            Medical Benefits. During the term of this Agreement, the Employee shall be entitled to participate in the health insurance plan offered or generally made available to the Employer’s employees, under the same terms and conditions as those offered to other, similarly situated employees of the Employer.

8.3            Sick Leave and Vacation. During the term of this Agreement, the Employee shall be entitled to sick leave and vacation consistent with the Employer’s policy concerning sick leave and vacation.

8.4            Discretionary Nature of Benefits. The Employee understands that the Employer may amend, change or cancel or terminate any of its employment policies and “employee benefits” at any time as allowed by law or by any applicable plan, agreement or arrangement representing or evidencing such employee benefits.

8.5            Taxes. All compensation and benefits (including, without limitation, any fringe benefits, bonuses, non-cash compensation, severance pay or benefits under Article 8 and Section 10.2 hereof) payable or to be provided to the Employee shall be subject to all applicable withholding taxes, to applicable foreign, federal, state and local deductions, and to any other proper deductions.

9.             Termination.

9.1            Termination Rights of the Parties. The Employee’s employment hereunder may be terminated (i) by the Employer for Cause effective immediately upon Employer’s notice of termination for Cause; or (ii) by the Executive for Good Reason effective thirty (30) days after Employee provides notice of grounds for Good Reason, unless Employer reverses the action or cures the condition that constitutes Good Reason within such thirty (30) day period. or (iii) by the Employee’s death or disability such that he is unable to perform his duties as determined, in good faith, by the Board of Directors of the Employer, his employment shall terminate immediately upon such occurrence. Subject to Section 12, the date on which the Employee’s employment terminates hereunder is hereinafter referred to as the “Termination Date.”

9.2            Employee’s Right to Compensation Following Termination; Severance Pay.

(a)            If the Employee’s employment hereunder terminates for any reason whatsoever, the Employer shall pay him (or, in the case of death, his estate) all accrued but unpaid base salary and vacation pay through and including the Termination Date, which amounts shall be paid to the Employee (or his estate) in a lump sum as of such Termination Date. The Employee, or his estate shall also be entitled to such other benefits for which he is eligible under the terms and conditions of the Employer’s employee benefit plans, stock options arrangements, and any applicable law. The accrued compensation and benefits described in this Section 9.2(a) are collectively referred to as the “Accrued Benefits.”

(b)            If the Employer terminates the employment of the Employee at any time for Cause, then (i) the Employee shall be entitled to receive the Accrued Benefits and the Monthly Severance Payments (as defined below), and (ii) neither the Employee nor his estate, heirs or other successors shall be entitled to any severance pay or other benefits under this Agreement after the termination date except as provided in clause (i).

(c)            If the employment of the Employee is terminated for any reason other than by the Employer for Cause and at any time then, subject to Sections 9.3 and 12, and in addition to the Accrued Benefits, the Employee (or, in the case of death, his estate) shall be entitled to: (i) severance pay in the form of payments of Thirty Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($33,333.33) per month for a period of eighteen (18) months from the Termination Date (the “Monthly Severance Payments”); and (ii) a lump sum cash payment of $300,000.00, to be paid no later than the date of the last monthly payment pursuant to clause (i) hereof. The continued salary payments referred to in the foregoing clause (i) shall be made in accordance with the Employer’s standard payroll practices and timing as in effect from time to time.

(d)            If the employment of the Employee is terminated for any reason other than by the Employer for Cause and at any time, and if the Employee elects under COBRA or an analogous state law, continuation coverage under the Employer’s health and dental plans, then the Employer will subsidize the cost of such coverage for a period beginning on the Termination Date and ending on the eighteen (18) month anniversary of the Termination Date (the “Subsidy Period”), under the same terms and conditions then applicable to active employees with identical coverage (“COBRA Subsidy”), except that the Employee must pay the employee portion for such coverage by making each monthly co-payment to the Employer, in full, no later than the first five (5) business days of any month during which such COBRA Subsidy applies. If the Employee has elected continuation coverage under COBRA or any analogous state law, then the Employee shall be responsible for all costs for any remainder of the COBRA (or analogous) period. If the Employee has, instead, elected health and dental coverage under a state exchange, then the Employee shall pay the cost of premiums for such coverage directly, subject to reimbursement by the Employer for an amount equal to the COBRA Subsidy, and the Employer shall pay any such reimbursement, in full, no later than thirty (30) days after the end of the Subsidy Period. Notwithstanding anything herein to the contrary, (A) the amount of the COBRA Subsidy shall not exceed the dollar amount provided to similarly situated active employees of the Employer, and (B) to the extent that the Employer’s payment of such COBRA Subsidy to the Employee is treated as a violation of any applicable non-discrimination laws under the Affordable Care Act, then such COBRA Subsidy shall be unavailable to the Employee under this subsection and his severance under subsection (c) hereof shall be increased by an amount equal to the dollar value of the COBRA Subsidy that would have otherwise been available. Notwithstanding any other provision herein to the contrary, any reimbursement of the COBRA Subsidy shall be paid to the Employee no later than December 31 of the year following the year in which the COBRA expense was incurred.

(e)            In the event that the Employee’s service as Executive Chairman of the Employer is terminated for any reason other than by the Employer for Cause and at any time, then that portion of the Employee’s then-unvested stock options and/or restricted stock awards granted to the Employee under any Employer stock option plan that would have become vested on or prior to the eighteen (18) month anniversary of the Termination Date had the Employee continued as an employee of Employer throughout such date, shall, instead, become fully vested and immediately exercisable on the Termination Date, notwithstanding any vesting schedule or other provisions to the contrary in the agreements or plans evidencing such options or awards, and the Employer and the Employee hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision.

(f)            The Employee hereby acknowledges and agrees that he shall not be entitled to receive any compensation or benefits from the Employer with respect to any period of time after the Termination Date except to the extent otherwise expressly provided in this Section 9.2 or with respect to any service provided by the Employee as a non-employee director of the Employer following the Termination Date.

(g)            For purposes of this Agreement, “Cause” shall mean (i) the Employee’s conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, embezzlement, dishonesty or moral turpitude, or (ii) a material breach of any of the Employee’s obligations hereunder that would reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of the Employer, as reasonably determined by the Board of Directors of the Employer (other than as a result of the Employee’s death or disability), in each case after the Employer has provided the Employee with not less than thirty (30) days written notice of the same and with the opportunity to cure within such thirty (30) day period, to the extent curable. For the purposes of this Agreement, “Good Reason” shall mean (i) the failure of the Employer to employ the Employee in his current position such that Employee’s duties, authority, or responsibilities are materially diminished without the Employee’s consent; (ii) a material reduction in the Employee’s aggregate base salary below the amount stipulated in Section 8.1 hereof without the Employee’s consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of the Employer’s officers); (iii) the relocation of Employee’s principal place of employment that increases the Employee’s one-way commute by more than fifty (50) miles; or (iv) a material breach by the Employer of this Agreement.

9.3            Employee Release. Any obligation of the Employer to provide the Employee severance payments or other benefits under this Agreement is expressly conditioned upon the Employee reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in the form customarily executed by department employees of the Employer (the “Release”). The Employer shall provide the Employee with the Release promptly after the date on which the Employee gives or receives, as the case may be, notice of termination of the Employee’s employment. Payment of all severance payment or other benefits to which the Employee may be entitled after the Termination Date, other than the Accrued Benefits, shall commence after the effective date of the Release, as set forth in the Release. To the extent that the Release’s effective date occurs after severance payments or other benefits may become due under Section 9.2 hereof, the payments that have accumulated between the Termination Date and before the Release’s effective date will be paid in a lump sum in the first payment made after the Release’s effective date.

10.           Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement. The Employee hereby acknowledges that he has entered into the Employer’s standard form of Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Confidentiality Agreement”), which is incorporated herein as if reproduced in its entirety. By accepting this Agreement, the Employee hereby ratifies and accepts the terms of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement. Notwithstanding the foregoing and any provision to the contrary contained in the Confidentiality Agreement: (a) competitive activity shall mean only any business involved with the development, marketing or commercialization of any product using DHODH inhibitors and the field of cross-linked hyaluronic acids or any other products developed, licensed or acquired by Employer during Employee’s employment; and (b) the Employee may cause his name to be included on patent applications and other intellectual property filings not related to the Employer, provided that (i) the subject matter of such patent applications may not be in any way connected with or result from the Employee’s employment with the Employer or rely on knowledge of the Employee solely derived from the Employee’s employment with the Employer, (ii) the patent applications or other intellectual property filings must be made in connection with the Employee’s role as a director of or advisor to another entity (any such entity, an “Outside Board Entity”), and (iii) the subject matter of such patent applications or other intellectual property filings may not be in direct or indirect competition with the business and products of the Employer in any way.

11.            Unique Nature of Agreement; Specific Enforcement. The Employer and the Employee agree and acknowledge that the rights and obligations set forth with this Agreement are of a unique and special nature and that the Employer is, therefore, without an adequate legal remedy in the event of the Employee’s violation of any of the covenants set forth in this Agreement. The Employer and the Employee agree, therefore, that each of the covenants made by the Employee under this Agreement shall be specifically enforceable in equity, without the need to post a bond or provide other security, in addition to all other rights and remedies, at law or in equity or otherwise (including termination of employment), that may be available to the Employer.

12.           Section 409A of the Code.

12.1          Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s Severance from service within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Employer determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the payment of any deferred compensation hereunder shall not commence until the date that is the earlier of: (A) six (6) months and one (1) calendar day after the Employee’s Severance from service; and (B) his death.

12.2          Any installment payments of severance or other deferred compensation under this Agreement shall be deemed a series of separate payments for purposes of section 409A of the Code.

12.3          To the extent necessary to comply with Section 409A of the Code, if the period for considering and executing the Release under this Agreement spans two (2) calendar years, then the severance or payment will not be made or commence until the later calendar year.

12.4          Notwithstanding anything herein to the contrary, no event shall constitute a “termination of employment” in this Agreement, unless such event is also a “Severance from service,” as that term is defined for purposes of Section 409A of the Code and Treasury Regulations §1.409A-3(a)(1) and 1.409A-1(h), and any references hereunder to “termination of employment” shall have the same meaning as “Severance from service,” as so defined.

12.5          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code such that no tax is triggered thereunder. To the extent that any provision of this Agreement is ambiguous as to such compliance with Section 409A of the Code, the provision shall be read in such a manner that all payments hereunder so comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional tax cost to either party.

12.6          The Employer makes no representation or warranty as to the compliance of this Agreement with Code Section 409A, and, other than its tax withholding obligation, the Employer shall have no liability to the Employee or any other person if any provisions of this Agreement is determined to constitute deferred compensation taxable under Section 409A of the Code. However, the parties agree to reasonably cooperate and work together to adopt amendments to this Agreement to the extent necessary to comply with Section 409A of the Code with the intent to avoid liability under Code Section 409A.

13. Treatment of Parachute Payments.

13.1          Notwithstanding any other provision of this Agreement to the contrary, if any of the payments or benefits provided or to be provided by the Employer or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 13, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, subject to Section 13.3, the Covered Payments shall be either:

(a)            reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b)            payable in full if the Employee’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Employee receiving an amount at least five percent (5%) greater than the Reduced Amount.

13.2          Any such reduction pursuant to Section 13.1 shall be made in accordance with Section 409A of the Code and the following:

(i)            the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii)            all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

13.3          Any determination required under this Section 13, including whether any payments or benefits are Parachute Payments, shall be made by the Employer in its reasonable discretion. The Employee shall provide the Employer with such information and documents as the Employer may reasonably request in order to make a determination under this Section 13. The Employer’s determination shall be final and binding on the Employee.

14.           Miscellaneous.

14.1          Entire Agreement. This Agreement, the Confidentiality Agreement and the Release shall represent the entire agreement of the parties with respect to the arrangements contemplated hereby, and supersede the 3rd A&R Agreement in its entirety, unless otherwise provided herein. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

14.2          Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

14.3          Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, in the case of the Employee, his heirs. This Agreement may be assigned by the Employer to any Affiliate of the Employer and to a successor of its business (whether by purchase or otherwise). “Affiliate of the Employer” means any person which, directly or indirectly, controls or is controlled by, or is under common control with, the Employer and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, the holding of office in another, by contract, or otherwise. The Employee may not assign or transfer any or all of his rights or obligations under this Agreement.

14.4          Disputes. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party waives any right to a jury trial and to claim or recover punitive damages.

14.5          Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

14.6          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All disputes or claims shall be brought in the state or federal courts located in Suffolk County Massachusetts and each party waives its jurisdictional rights to other venues and to any defenses based on jurisdiction. Notwithstanding the foregoing, any controversy or claim relating to or arising out of the rights of the Employee to receive any payments other than the Accrued Benefits in connection with a termination of the Employee by the Employer for Cause shall be determined by arbitration administered by the American Arbitration Association in accordance with the Employment Arbitration Rules, without discovery and with a single arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court have jurisdiction thereon. In connection with any such arbitration, the parties shall be responsible for their own respective attorneys’ fees, provided, however, that in the event the Employee prevails in such arbitration, the Employee shall be entitled to recover his reasonable, documented attorneys’ fees incurred in connection with such arbitration from the Employer.

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IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement as of the date first set forth above.

Employer:

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Paul Chaney
Name: Paul Chaney
Title: Chairman

Employee:

/s/ Stephen From
Stephen From

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